Exhibit 99.1

PRESS RELEASE

For more information contact:                                                                                                    FOR IMMEDIATE RELEASE
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

BAR HARBOR BANKSHARES REPORTS THIRD QUARTER 2006 EARNINGS

BAR HARBOR, Maine (October 27, 2006) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today announced net income of $2.0 million for the quarter ended September 30, 2006 or fully diluted earnings per share of $0.63, compared with $1.8 million or fully diluted earnings per share of $0.58 for the third quarter of 2005, representing increases of $142 thousand and $0.05, or 8% and 9%, respectively. The increase in third quarter 2006 earnings was principally attributed to a $319 thousand increase in realized gains on the sale of securities, compared with the same quarter in 2005.

For the nine months ended September 30, 2006, net income amounted to $5.2 million or fully diluted earnings per share of $1.65, compared with $4.7 million or fully diluted earnings per share of $1.49 for the same period in 2005, representing increases of $438 thousand and $0.16, or 9% and 11%, respectively. The year-to-date earnings growth was principally attributed to a $305 thousand or 6% increase in non-interest income, a $283 thousand or 2% decline in non-interest expense and, to a lesser extent, a $155 thousand or 1% increase in net interest income. Realized gains on the sale of securities were up $87 thousand, or 15%, compared with the same period last year.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "As we enter the last quarter of 2006, we are delighted to report a double-digit increase in year-to-date earnings per share. As a consequence of the sustained flat-to-inverted U.S. Treasury yield curve and the declining net interest margins being experienced by us and by the banking industry in general, we have not been able to rely as much on net interest income as the primary driver of earnings growth. Instead, operating expense declines and increases in non-interest income have become the key contributors supporting our year-to-date earnings increase compared with the first nine months of last year." In concluding, Mr. Murphy added, "We are pleased with the Bank’s relatively strong deposit growth, the sustained growth of the commercial loan portfolio and continued strong credit quality."

Financial Condition

Loans: Total loans ended the third quarter at $547 million, representing increases of $33 million and $54 million compared with December 31 and September 30, 2005, or 6% and 11%, respectively. Commercial loans continued to drive the overall growth of the Bank’s loan portfolio, posting increases of $20 million and $35 million compared with December 31 and September 30, 2005, or 10% and 18%, respectively.

Credit Quality: The Bank’s non-performing loans remained at low levels at quarter-end, representing $745 thousand or 0.14% of total loans, compared with $868 thousand and $652 thousand, or 0.17% and 0.13% of total loans at December 31 and September 30, 2005, respectively. For the nine months ended September 30, 2006 the Bank recorded a provision for loan losses of $124 thousand, compared with $50 thousand during the same period in 2005.

Investment Securities: Investment securities totaled $198 million at September 30, 2006, representing increases of $15 million and $38 million, or 8% and 24%, compared with December 31 and September 30, 2005, respectively. Market yields showed meaningful improvement during the first six months of 2006, during which time the Bank increased its securities portfolio to help generate higher levels of net interest income.

Deposits: Total deposits ended the third quarter at $514 million, representing increases of $69 million and $78 million, or 15% and 18% compared with December 31 and September 30, 2005, respectively. Deposit growth was supplemented with certificates of deposit obtained in the national market, as the Bank’s earning asset growth continued to outpace retail deposit growth.

At September 30, 2006, retail deposits totaled $428 million, representing increases of $43 million and $44 million, or 11%, compared with December 31 and September 30, 2005, respectively. Management attributes the Bank’s deposit growth, in large part, to the successful introduction of a new variable rate money market account in January 2006. In addition, during the later part of 2005, the Bank launched several new demand deposit accounts, including free business and personal checking accounts, which it believes are highly competitive. At quarter-end, demand deposits were up 15% and 6%, compared with December 31 and September 30, 2005, respectively.

Borrowings: Total borrowings amounted to $215 million at September 30, 2006, representing a decrease of $25 million or 10% compared with December 31, 2005 and an increase $11 million or 5%, compared with September 30, 2005. The decline in borrowings from December 31, 2005 levels principally reflects the seasonality of the Bank’s retail deposit base, which has historically shown lower deposits in the winter and spring and higher deposits in summer and autumn.

Capital: Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized institutions, ending the third quarter of 2006 with a Tier I Capital Ratio of 7.15%.

Results of Operations

Net Interest Income: For the three and nine months ended September 30, 2006, net interest income on a tax equivalent basis amounted to $5.7 million and $16.9 million, representing increases of $88 thousand and $200 thousand, or 2% and 1% compared with the same periods last year, respectively. The increases in net interest income were principally attributed to average earning asset growth, as the tax-equivalent net interest margin declined 44 and 46 basis points compared with the three and nine months ended September 30, 2005, respectively. As is widely the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the steady increases in short-term interest rates and a flat-to-inverted U.S. Treasury yield curve, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios.

Non-interest Income: For the three and nine months ended September 30, 2006, total non-interest income amounted to $2.2 million and $5.3 million, representing increases of $232 thousand and $305 thousand, or 12% and 6% compared with the same periods last year, respectively. Realized gains on the sale of securities contributed heavily to third quarter results, posting an increase of $319 thousand compared with the same quarter last year. On a year-to-date basis, realized securities gains were up $87 thousand or 15%, compared with the same period last year.

The increases in non-interest income during the three and nine months ended September 30, 2006 compared with the same periods last year were also attributed to increases in service charges on deposit accounts and trust and financial services fees. Non-interest income also includes a $150 thousand gain on the sale of Bank owned real estate, recorded during the first quarter of 2006.

Non-interest Expense: For the three and nine months ended September 30, 2006, total non-interest expense amounted to $4.9 million and $14.2 million, representing an increase of $30 thousand or 1% and a decline of $283 thousand or 2%, compared with the same periods in 2005, respectively. The decline in non-interest expense during the nine months ended September 30, 2006 compared with the same period last year was principally attributed to a $344 thousand or 5% decline in salaries and employee benefits, which was achieved through a variety of factors including: lower levels of employee health insurance contributions due to favorable claims experience; certain employee severance costs recorded in the first quarter of 2005; changes to employee insurance programs; changes in overall staffing levels and mix; and lower levels of incentive compensation.

The Company’s non-interest expense also reflects the January 1, 2006 adoption of Statement of Financial Accounting Standards 123(Revised), "Accounting for Share-Based Payments", which mandated the expensing of stock options and other equity awards. For the nine months ended September 30, 2006, the Company recognized $109 thousand of share-based compensation in salaries and employee benefits expense.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Down East and Mid Coast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	09/30/2006	09/30/2005	2006	2005

Total assets	$795,048	$702,708	$802,044	$694,579
Total investment securities	197,884	159,687	207,441	155,554
Total loans	547,487	493,854	545,092	491,171
Allowance for loan losses	4,593	4,725	4,539	4,730
Total deposits	514,381	436,605	497,885	426,397
Borrowings	215,178	204,054	241,206	205,918
Shareholders' equity	59,0043	56,360	56,640	56,105

	Three Months Ended		Nine Months Ended
Results Of Operations	09/30/2006	09/30/2005	09/30/2006	09/30/2005

Interest and dividend income	$ 12,080	$ 9,486	$ 34,098	$ 26,972
Interest expense	6,532	3,999	17,795	10,824
Net interest income	5,548	5,487	16,303	16,148
Provision for loan losses	81	25	124	50
Net interest income after provision for loan losses	5,467	5,462	16,179	16,098

Non-interest income	2,199	1,967	5,328	5,023
Non-interest expense	4,857	4,827	14,192	14,475

Pre-tax income	2,809	2,602	7,315	6,646
Income tax	845	780	2,142	1,911

Net income	$ 1,964	$ 1,822	$ 5,173	$ 4,735

Earnings per share:
Basic	$ 0.64	$ 0.59	$ 1.70	$ 1.54
Diluted	$ 0.63	$ 0.58	$ 1.65	$ 1.49

Dividends per share	$ 0.230	$ 0.210	$ 0.675	$ 0.630

Return on Average Equity	13.76%	12.88%	12.26%	11.27%
Return on Average Assets	0.97%	1.04%	0.88%	0.93%

As of September 30:	2006	2005

Tier 1 Leverage Capital Ratio	7.15%	7.76%
Book value per share	$ 19.36	$ 18.37
Tangible book value per share	$ 18.32	$ 17.34
Shares outstanding	3,047,983	3,068,848

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